As filed with the Securities and Exchange Commission on September 5, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EASTMAN KODAK COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	16-0417150
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

343 State Street

Rochester, New York 14650

(585) 724-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary P. Van Graafeiland

Senior Vice President and General Counsel

Eastman Kodak Company

343 State Street

Rochester, New York 14650-0218

(585) 724-4332

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

John H. Newman

Sidley Austin Brown & Wood LLP

787 Seventh Avenue

New York, New York 10019

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this registration statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered		Proposed maximum aggregate offering price	Amount of registration fee

Debt Securities	$2,000,000,000	(2)(3)	$2,000,000,000(4)	$161,800

(1)	This registration statement also registers delayed delivery contracts which may be issued by the registrant under which the counterparty may be required to purchase debt securities.
(2)	In U.S. dollars or the equivalent thereof in one or more foreign or composite currencies.
(3)	Plus such additional principal amount as may be necessary such that, if debt securities are issued with original issue discount, the aggregate initial offering price of all debt securities will equal $2,000,000,000.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o). Exclusive of accrued interest, if any.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement also relates to $650,000,000 of remaining unsold Debt Securities which were previously registered by the registrant under Registration Statement No. 33-49285 on Form S-3.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION. DATED SEPTEMBER 5, 2003

PROSPECTUS

$2,650,000,000

Eastman Kodak Company

Debt Securities

We may offer from time to time in one or more series up to $2,650,000,000 aggregate initial public offering price of our debt securities. The debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The debt securities may be denominated or payable in U.S. dollars or in one or more foreign currencies or composite currencies, including Euros. Each series of our debt securities will be offered on terms to be determined at the time of sale.

When we offer debt securities, we will provide you with a prospectus supplement describing the terms of the specific issue of debt securities, including the offering price of the debt securities.

You should read this prospectus and the prospectus supplement relating to the specific issue of debt securities carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell debt securities in one or more offerings up to a total initial public offering price of $2,650,000,000. This prospectus provides you with a general description of the debt securities. Each time we offer to sell any of the debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the debt securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the registration statement and its exhibits and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information We File with the SEC”.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, the indenture under which the debt securities are to be issued and other information about us, are available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s web site is provided solely for the information of prospective investors and is not intended to be an active link. You may read and copy any document we file by visiting the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information concerning us at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The rules of the SEC permit us to “incorporate by reference” into this prospectus some of the information we file with them, which means that we may disclose important information to you by referring you to those documents. That information is an important part of this prospectus. We incorporate by reference the following documents, other than any information in those documents that is deemed not to be “filed” with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended by Form 10-K/A (Amendment No. 1) and Form 10-K/A (Amendment No. 2);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended by Form 10-Q/A (Amendment No. 1);

•	our Current Reports on Form 8-K dated April 23, 2003, July 21, 2003 and July 23, 2003; and

•	any other documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement and before the time we sell all the debt securities offered by this prospectus.

Some of the information in our later SEC filings that are incorporated by reference in this prospectus will update and supersede information in this prospectus and in our prior SEC filings that are incorporated by reference in this prospectus.

You may obtain without charge a copy of any of the documents we incorporate by reference, except for exhibits to such documents which are not specifically incorporated by reference into such documents, by contacting us at Eastman Kodak Company, 343 State Street, Rochester, New York 14650-0218, Attention: James M. Quinn, Secretary. You may also telephone your request to Mr. Quinn at (585) 724-4368.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are only offering these debt securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition and results of operations may have changed since that date. This prospectus and the prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the debt securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated by reference may be forward-looking in nature, or “forward-looking statements” as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to our revenue, cash flow expectations and future focused cost reductions are forward-looking statements.

Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent our estimates only as of the date they are made, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change. The forward-looking statements contained in this prospectus and the documents incorporated by reference are subject to a number of factors and uncertainties, including:

•	the successful

•	implementation of product strategies (including category expansion, digitization, organic light emitting diode (OLED), and digital products);

•	implementation of intellectual property licensing strategies;

•	development and implementation of e-commerce strategies;

•	completion of information systems upgrades, including SAP, our enterprise system software;

•	completion of various portfolio actions;

•	reduction of inventories;

•	improvement in manufacturing productivity;

•	improvement in receivables performance;

•	reduction in capital expenditures;

•	improvement in supply chain efficiency;

•	implementation of future focused cost reductions, including personnel reductions; and

•	development of our business in emerging markets like China, India, Brazil, Mexico and Russia;

•	inherent unpredictability of currency fluctuations and raw material costs;

•	competitive actions, including pricing;

•	the nature and pace of technology evolution, including the analog-to-digital transition;

•	continuing customer consolidation and buying power;

•	general economic, business, geopolitical and public health conditions; and

•	other factors and uncertainties disclosed from time to time in our filings with the SEC.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended by Form 10-K/A (Amendment No. 1) and Form 10-K/A (Amendment No. 2), incorporated by reference in this prospectus (see “Incorporation of Information We File with the SEC”) contains an expanded discussion of the above factors and uncertainties to which forward-looking statements in this prospectus and the documents incorporated by reference herein are subject. Any forward looking statements in this prospectus and the documents incorporated by reference should be evaluated in light of these important factors and uncertainties.

THE COMPANY

We are engaged primarily in developing, manufacturing and marketing traditional and digital imaging products, services and solutions for consumers, professionals, healthcare providers, the entertainment industry and other commercial customers. We are the leader in helping people take, share, enhance, preserve, print and enjoy images — for memories, for information, and for entertainment. We are a major participant in infoimaging — a $385 billion industry composed of devices (digital cameras and personal data assistants (PDAs)), infrastructure (online networks and delivery systems for images) and services and media (software, film and paper) enabling people to access, analyze and print images. We harness our technology, market reach and a host of industry partnerships to provide innovative products and services for customers who need the information-rich content that images contain.

We organize our business in the following reportable segments:

Photography Segment

Our Photography segment includes traditional and digital product offerings for consumers, professional photographers and the entertainment industry. This segment combines traditional and digital photography and photographic services in all its forms — consumer, advanced amateur, and professional. We manufacture and market various components of these systems, including films (consumer, professional and motion picture), photographic papers, processing services, photofinishing equipment, photographic chemicals and cameras (including one-time-use and digital). We have also developed products that bridge traditional silver halide and digital products. Product and service offerings include kiosks and scanning systems to digitize and enhance images, digital media for storing images and a network for transmitting images. In addition, other digitization options have been created to stimulate more pictures in use, adding to the consumption of film and paper. These products serve amateur photographers, as well as professional, motion picture and television customers.

Health Imaging Segment

Analog and digital products and services of our Health Imaging segment enable healthcare customers (e.g., hospitals, imaging centers, etc.) to capture, process, integrate, archive and display images and information in a variety of forms. These products and services provide intelligent decision support through the entire patient pathway from research to detection to diagnosis to treatment. Our Health Imaging segment also provides products and services that help customers improve workflow and productivity in their facilities, which in turn helps them enhance the quality and productivity of healthcare delivery.

Traditional products of our Health Imaging segment include analog medical films, chemicals, and processing equipment, and our history has both made us a leader in this area and has served as the foundation for building our important digital imaging business. Health Imaging provides digital medical imaging and information products, systems and solutions, including digital print films, laser imagers, computed and digital radiography systems, Picture Archiving and Communications Systems (PACS) and Radiology Information Systems (RIS). Our Health Imaging segment serves the general radiology market and specialty health markets, including dental, mammography and oncology. We are the world leader in dental x-ray film, and with our announced acquisition of PracticeWorks, Inc., we will be positioned to offer choices within a full spectrum of dental imaging products — traditional and digital — and services providing innovative information technology to dental professionals. This segment also provides molecular imaging for the biotechnology research market.

Commercial Imaging Segment

Our Commercial Imaging segment encompasses our business of providing imaging capture and solutions, analysis, printing and archiving, both to businesses and to governments. Markets for the segment include commercial printing, industrial, banking and insurance and state, local and federal government applications.

Products include aerial, industrial, graphic and micrographic films, micrographic peripherals, inkjet printers, high-speed production document scanners, digital imaging systems for commercial imaging satellites, and electro-optical systems for land and space borne telescopes and image and data analysis systems. This segment also provides maintenance and professional services for our products, as well as those of other manufacturers and provides imaging services to customers.

All Other

All Other consists primarily of our components group, which represents our diversification into high-growth product areas that are consistent with our historical strengths in imaging science. Our components group is comprised of our display business, the imaging sensor solutions business and an optics business. Products of this group include organic light emitting diode (OLED) displays, imaging sensor solutions, and optics and optical systems.

On August 21, 2003, we announced a realignment of our operations, which ultimately may change our reportable segments. However, no change in reportable segments is expected to occur until 2004.

We are a corporation organized under the laws of the State of New Jersey, and our shares are listed on the New York Stock Exchange under the symbol “EK”. Our principal executive offices are located at 343 State Street, Rochester, New York 14650, our telephone number is (585) 724-4000 and our web site address is www.kodak.com. The address of our web site is not intended to be an active link and information on our web site is not intended to be a part of, or incorporated into, this prospectus.

USE OF PROCEEDS

Unless the prospectus supplement states otherwise, we will use the net proceeds from the sale of the debt securities for general corporate purposes, including:

•	management of working capital;

•	capital expenditures;

•	acquisitions; and

•	refundings of existing indebtedness.

We may temporarily invest the net proceeds until we use the funds for these purposes.

RATIO OF EARNINGS TO FIXED CHARGES

Our historical consolidated ratios of earnings to fixed charges for each of the periods indicated were as follows:

Six Months Ended June 30, 2003	Years Ended December 31,
	2002	2001	2000	1999	1998
2.5	5.8	1.7	9.0	10.1	11.3

For purposes of calculating the ratio of earnings to fixed charges, earnings represent earnings from continuing operations before income taxes and before adjustments for minority interest in consolidated subsidiaries and income or loss from equity investees, plus interest expense, the interest component of rental expense and amortization of capitalized interest. Fixed charges consist of interest expense, the interest component of rental expense, and capitalized interest. (The interest portion of rental expense is assumed to approximate one-third of rental expense.)

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued under an indenture dated as of January 1, 1988 between us and The Bank of New York, as Trustee, as supplemented by a first supplemental indenture dated as of September 6, 1991, a second supplemental indenture dated as of September 20, 1991, a third supplemental indenture dated as of January 28, 1993 and a fourth supplemental indenture dated as of March 1, 1993. As used in this prospectus, “indenture” means the indenture as supplemented by the supplemental indentures. A copy of the indenture is filed as an exhibit to the registration statement. The following summary of certain provisions of the indenture and the debt securities is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the indenture. In this summary, numerical references in parentheses are to sections in the indenture and, unless otherwise indicated, capitalized terms we use but don’t define under this caption of the prospectus have the meanings given them in the indenture.

The indenture does not limit the amount of debt securities we may issue under it. It permits us to issue debt securities from time to time in one or more series, in an aggregate principal amount authorized by us before each issuance. We may issue multiple series of debt securities with different terms or “reopen” a previous series of debt securities and issue additional debt securities of that series. (Section 301)

Terms of Debt Securities

The prospectus supplement relating to a series of debt securities being offered by us will include the specific terms of those debt securities and may include modifications of or additions to the general terms described in this prospectus. The specific terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price (expressed as a percentage of aggregate principal amount) at which the debt securities will be issued;

•	the date or dates on which the principal of the debt securities is payable;

•	the currency of denomination of the debt securities, which may be U.S. dollars, any foreign currency or any composite currency;

•	the designation of the currency or currencies in which the debt securities are being sold and in which the principal of (and premium, if any) and interest on the debt securities will be paid, and the designation, if any, of the currency or currencies in which the principal of (and premium, if any) or interest on the debt securities may also be payable at the election of a holder;

•	the rate or rates (which may be fixed or floating), if any, at which the debt securities will bear interest, the date or dates from which interest will accrue, the dates on which interest will be payable, and the regular record date for the interest payable on any interest payment date;

•	the manner in which the amount of payments of principal of (and premium, if any) or interest on the debt securities is to be determined if such determination is to be made with reference to an index;

•	whether the debt securities may be exchanged at the option of a holder for equity or debt securities of an issuer other than us and, if so, the terms and provisions relating to any such exchange;

•	the terms and conditions, if any, on which we may redeem the debt securities;

•	whether we have an obligation to redeem, repay or purchase the debt securities pursuant to any sinking fund or at the option of a holder, and, if so, the terms and conditions on which we shall redeem, repay or purchase the debt securities, including if applicable a statement that we will comply with all applicable tender offer rules, including Rule 14e-1 under the Exchange Act, in connection with any redemption, repayment or purchase;

•	any additional events of default or restrictive covenants provided for with respect to the debt securities;

•	whether we will issue the debt securities in registered form or bearer form or both and, if in bearer form, restrictions applicable to the exchange of one form for another and to the offer, sale, and delivery of certificates in bearer form;

•	whether and under what circumstances we will pay additional amounts on the debt securities held by a person who is not a U.S. person in respect of any tax, assessment, or governmental charge withheld or deducted and, if so, whether we will have the option to redeem the debt securities rather than pay additional amounts;

•	federal income tax consequences; and

•	any other terms not inconsistent with the indenture, including any terms that may be required by or advisable under United States laws or regulations. (Section 301)

Unless the applicable prospectus supplement states otherwise, we will issue debt securities only in fully registered form without coupons. We will issue debt securities denominated in dollars in denominations of $1,000 and multiples of $1,000 (Section 302), unless the applicable prospectus supplement provides otherwise. We may issue debt securities denominated in a composite currency or any one or more foreign currencies, in each case as specified in the applicable prospectus supplement.

One or more series of debt securities may provide that if their maturity is accelerated under the indenture, the amount due and payable will be less than their stated principal amount. These are referred to as “Original Issue Discount Securities”. (Section 101) An Original Issue Discount Security would be issued at a discount from its stated principal amount and would bear interest at a below-market rate or not at all. Under applicable federal income tax laws and regulations, if a debt security is issued at a discount and the amount of discount exceeds a de minimis amount, then regardless of whether the debt security meets the indenture’s definition of “Original Issue Discount Security”, the holder of the debt security would be required to include amounts in gross income for federal income tax purposes before receiving the related cash. The prospectus supplement relating to any debt securities subject to these laws and regulations will describe the federal income tax consequences and other special considerations that you should consider before purchasing them.

One or more series of debt securities may be floating rate debt securities, exchangeable for fixed rate debt securities. Federal income tax consequences and special considerations applicable to any such series will be described in the prospectus supplement relating thereto.

We will pay the principal of (and premium, if any) and interest on debt securities at the place or places of payment designated for such debt securities, provided that, at our option, we may pay the interest on registered debt securities by check mailed not later than the applicable interest payment date to the registered holders of such debt securities. (Sections 301, 305, 307 and 1002)

Unless the applicable prospectus supplement states otherwise, you may exchange debt securities, and transfer registered debt securities, at the corporate trust office of the Trustee or at any other office maintained for that purpose. There will be no service charge for any transfer or exchange of debt securities, but we may require a payment to cover any tax or other governmental charge related to the transfer or exchange, other than exchanges pursuant to the indenture not involving any transfer. (Section 305)

Ranking

The debt securities will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated outstanding indebtedness. All debt securities issued under the indenture will rank equally with each other, including other debt securities previously issued under the indenture.

The indenture does not limit the amount of indebtedness that we may incur. Unless the applicable prospectus supplement states otherwise, the debt securities will not benefit from any covenant or other provision that would afford holders of the debt securities protection in the event of a highly-leveraged transaction or other transaction that may adversely affect holders of the debt securities, except as described under “—Limitations on Liens” and “—Consolidation, Merger and Sale of Assets”.

Global Securities

We may issue the debt securities of a series in the form of one or more fully registered global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Section 305)

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to accounts of institutions that have accounts with such depositary (“participants”). The accounts to be credited will be designated by the underwriters, dealers or agents of such debt securities or by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to participants’ interests) for such global security or by participants or persons that hold through participants (with respect to beneficial owners’ interests). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer your beneficial interest in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below or in the prospectus supplement, owners of beneficial interests in a global security will not be entitled to have debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture.

We will make payments of principal, premium, if any, and interest on debt securities registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owner of the global security or securities representing such debt securities. Neither we, the Trustee, any Paying Agent nor the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security or securities for such debt securities as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security or securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants.

If a depositary for a series of debt securities is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days, we will issue debt securities for such series in definitive form in exchange for the global security or securities representing such series of debt securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by a global security or securities and, in such event, will issue debt securities of such series in definitive form in exchange for the global security or securities representing such series of debt securities. In either instance, an owner of a beneficial interest in a global security will be entitled to have debt securities of the series represented by the global security equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such debt securities in definitive form.

Further, if the applicable prospectus supplement so specifies, an owner of a beneficial interest in a global security representing debt securities of a series may receive individual debt securities in definitive registered form without coupons in exchange for such beneficial interest. Such owner will be entitled to physical delivery of individual debt securities equal in principal amount to such beneficial interest and to have such debt securities registered in the names and authorized denominations as such owner may request.

Events of Default, Notice and Waiver

Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, if an Event of Default with respect to any debt securities of any series occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare, by notice as provided in the indenture, the principal amount, or a lesser amount if provided for in the debt securities of that series, of all the debt securities of that series due and payable immediately. If all Events of Default with respect to debt securities of that series have been cured or waived, and all amounts due otherwise than because of the acceleration have been paid or deposited with the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind the acceleration and its consequences. (Section 502)

If the maturity of Original Issue Discount Securities is accelerated, an amount less than the principal amount will be due and payable. We will describe the provisions relating to acceleration of the maturity of Original Issue Discount Securities in the applicable prospectus supplement.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive any past default with respect to the debt securities of that series, and any Event of Default arising from a past default, except in the case of:

•	a default in the payment of the principal of or any premium or interest on any debt security of that series; or

•	a default in respect of a covenant or provision that may not be amended or modified without the consent of the holder of each outstanding debt security of that series.

(Section 513)

“Event of Default” means the occurrence and continuance of any of the following events with respect to a series of debt securities:

•	failure to pay when due any interest on any debt security of that series, continued for 30 days;

•	failure to pay when due the principal of and any premium on any debt security of that series;

•	failure to deposit when due any sinking fund payment on any debt security of that series;

•	failure to perform when required any other covenant that applies to the debt securities of that series and continuance of that failure for 60 days after written notice as provided in the indenture;

•	failure to pay when due, or acceleration, of any of our indebtedness in a principal amount in excess of $10,000,000 if the indebtedness is not discharged, or the acceleration is not rescinded or annulled, within 10 days after written notice as provided in the indenture;

•	certain events in bankruptcy, insolvency or reorganization; and

•	any other Event of Default that may be provided with respect to the debt securities of that series.

(Section 501)

The Trustee is required, within 90 days after the occurrence of any continuing default that it knows of, to notify the holders of the applicable series of debt securities of the default. However, unless the default is a payment default, the Trustee may withhold the default notice if it in good faith decides that withholding the notice is in the holders’ interests. In addition, in the case of any default referred to in the fourth event listed in the previous paragraph, the Trustee will not give notice to holders until at least 30 days after the default occurs. (Section 602)

Subject to its duty to act with the required standard of care in the case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities unless the holders offer the Trustee reasonable indemnification. (Sections 601 and 603) If reasonable indemnification is provided, then, subject to other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power of the Trustee, with respect to the debt securities of that series. (Section 512)

No holder of a debt security of any series may institute any action against us under the indenture, except actions for payment of overdue principal of, premium, if any, or interest on that debt security, unless:

•	the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to that series of debt securities;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have previously made a written request of the Trustee to institute that action and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request;

•	the Trustee has not instituted the action within 60 days of the notice, request and offer of indemnity; and

•	the Trustee has not received any inconsistent written request within that 60 day period from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

(Sections 507 and 508)

The indenture requires us to deliver to the Trustee annual statements as to our compliance with all conditions and covenants under the indenture. (Section 704)

Consolidation, Merger and Sale of Assets

The indenture generally permits us to consolidate with or merge with or into any other corporation, or to convey, transfer or lease our properties and assets substantially as an entirety to, any person, or to acquire the properties and assets of another person substantially as an entirety, if:

•	either (1) we are the survivor of the merger or (2) the entity that survives the merger or is formed by the consolidation or acquires our assets is a corporation organized and existing under the laws of the United States or any State or the District of Columbia and assumes all of our obligations and covenants under the indenture, including payment obligations;

•	immediately after the transaction, no Event of Default exists and no event exists which, with the giving of notice or passage of time or both, would be an Event of Default; and

•	as a result of the transaction any of our properties or assets would become subject to a mortgage or other encumbrance not permitted by the indenture, we or such successor corporation or person, as the case may be, takes such steps as shall be necessary to secure the debt securities equally and ratably with or prior to all indebtedness secured thereby.

(Section 801)

Modification and Waiver

The indenture may be modified or amended with the consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, unless each holder to be affected by the proposed change consents, no modification or amendment may:

•	change the Stated Maturity of the principal of, or any installment of principal of or interest on, any outstanding debt security;

•	reduce the principal amount of, or the rate or amount of interest on, or any premium payable with respect to, any debt security;

•	reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Original Issue Discount Security;

•	change the places or currency of payment of the principal of, or any premium or interest on, any debt security;

•	impair the right to sue for the enforcement of any payment of principal of, or any premium or interest on, any debt security on or after the date the payment is due;

•	reduce the percentage in aggregate principal amount of outstanding debt securities of any series necessary to:

•	modify or amend the indenture with respect to that series,

•	waive any past default or compliance with certain restrictive provisions; or

•	otherwise modify the provisions of the indenture concerning modification or amendment or concerning waiver of compliance with certain provisions of, or certain defaults and their consequences under, the indenture, except to:

•	increase the percentage of outstanding debt securities necessary to modify or amend the indenture or to give the waiver, or

•	provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

(Section 902)

The holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of any series may waive our obligation to comply with certain restrictive provisions applicable to the series. (Section 1008)

The indenture may be modified or amended without the consent of any holder of outstanding debt securities for any of the following purposes:

•	to evidence that another corporation is our successor and has assumed our obligations with respect to the indenture and the debt securities;

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any of our rights or powers under the indenture;

•	to add any Events of Default to all or any series of debt securities;

•	to add to or change any provision of the indenture so as to permit or facilitate the issuance of debt securities in bearer form;

•	to change or eliminate any provision of the indenture in respect of one or more series of debt securities, so long as there is no outstanding debt security of any series entitled to the benefit of the provision;

•	to secure the debt securities;

•	to establish the form or terms of the debt securities of any series;

•	to provide for the appointment of a successor Trustee with respect to the debt securities of one or more series and to add to or change any of the provisions to facilitate the administration of the trusts under the indenture by more than one Trustee; or

•	to cure any ambiguity or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as the action does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

(Section 901)

Satisfaction and Discharge

Unless the prospectus supplement relating to a particular series of debt securities states otherwise, except as described below we will be discharged from our obligations in respect of the debt securities of any series on the 91st day after we deposit in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of the applicable series on the dates the payments are due if the following conditions have been satisfied:

•	the deposit will not result in a breach of or constitute a default under the indenture or any other agreement to which we are a party;

•	no Event of Default or event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

•	we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the discharge will not cause the holders of the debt securities of the series to recognize income, gain or loss for federal income tax purposes.

We would not, however, be discharged from the following obligations:

•	to register the transfer or exchange of debt securities;

•	to replace stolen, lost or mutilated debt securities;

•	to maintain offices and paying agencies; and

•	to hold moneys for payment in trust.

(Section 403)

In addition to the above provisions, we will be released from any further obligations under the indenture with respect to a series of debt securities, except for obligations to register the transfer or exchange of debt securities and certain obligations to the Trustee, when certain conditions are satisfied including that:

•	all debt securities of the series either have been delivered to the Trustee for cancellation or are due, or are to be called for redemption, within one year; and

•	with respect to all debt securities of the series not previously delivered to the Trustee for cancellation, we have deposited in trust with the Trustee money sufficient to pay the principal of, and any premium and interest on, those debt securities on the dates the payments are due.

(Section 401)

Limitations on Liens

We covenant in the indenture that we will not, nor will we permit any Restricted Subsidiary to, issue, assume or guarantee any debt for money borrowed secured by a mortgage, security interest, pledge, lien or other encumbrance (“mortgages”) upon any Principal Property of ours or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary without equally and ratably securing outstanding debt securities. The foregoing restriction, however, will not apply to debt secured by:

•	mortgages on property, shares of stock or indebtedness of any corporation existing at the time it becomes a Restricted Subsidiary;

•	mortgages existing at the time of acquisition of property by us or a Restricted Subsidiary or mortgages to secure the payment of all or any part of the purchase price of, or improvements on, property upon the acquisition thereof;

•	mortgages to secure indebtedness of a Restricted Subsidiary to us or another Restricted Subsidiary;

•	mortgages existing at the date of the indenture;

•	mortgages on property of a corporation existing at the time it is merged into or consolidated with us or a Restricted Subsidiary;

•	certain mortgages in favor of governmental entities; or

•	extensions, renewals or replacements (or successive extensions, renewals or replacements) of any mortgage referred to above.

(Section 1010)

We and our Restricted Subsidiaries will be permitted to issue, assume or guarantee debt for money borrowed secured by a mortgage without equally and ratably securing outstanding debt securities if, after giving effect thereto, the aggregate amount of all debt so secured by mortgages (other than the mortgages listed above) together with the Attributable Debt of any lease arrangements described in the third bullet under “—Limitation on Sale and Leaseback Transactions” does not exceed 10% of our Consolidated Net Tangible Assets. (Section 1010)

Limitation on Sale and Lease-Back Transactions

We covenant in the indenture that we will not, nor will we permit any Restricted Subsidiary to, enter into any arrangement with any person that provides for the leasing to us or any Restricted Subsidiary of any Principal Property which has been or is to be sold or transferred by us or such Restricted Subsidiary to such person, unless:

•	the lease is for a term of not more than three years;

•	the lease is between us and a Restricted Subsidiary or between Restricted Subsidiaries;

•	either we or such Restricted Subsidiary would be entitled pursuant to the covenant described under “—Limitations on Liens” to incur indebtedness secured by a mortgage on the Principal Property at least equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the outstanding debt securities; or

•	we shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt in respect of such arrangement within 120 days after the effective date of the arrangement to the retirement of indebtedness that matures at or is extendable or renewable at our option to a date more than twelve months after the creation of such indebtedness. (Section 1011)

Certain Definitions

The term “Attributable Debt” means, at the time of determination, the lesser of:

•	the fair value of such property (as determined by our Board of Directors); or

•	the present value (discounted at the annual rate of 9%, compounded semi-annually) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended).

The term “Consolidated Net Tangible Assets” means as of any particular time the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom:

•	all current liabilities except for

•	notes and loans payable;

•	current maturities of long-term debt; and

•	current maturities of obligations under capital leases; and

•	all goodwill, tradenames, trademarks, patents, unamortized debt discount and expenses (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

The term “Principal Property” means any manufacturing plant or manufacturing facility which is

•	owned by us or any Restricted Subsidiary;

•	located within the continental United States; and

•	in the opinion of our Board of Directors materially important to the total business conducted by us and our Restricted Subsidiaries, taken as a whole.

The term “Restricted Subsidiary” means any Subsidiary:

•	substantially all the property of which is located within the continental United States; and

•	which owns any Principal Property;

provided, however, that the term “Restricted Subsidiary” shall not include any Subsidiary which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing our operations outside the continental United States.

The term “Subsidiary” means any corporation more than 50% of the outstanding stock of which that ordinarily has voting power for the election of directors is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

The Trustee

We and certain of our affiliates maintain banking and borrowing relations with The Bank of New York.

PLAN OF DISTRIBUTION

Methods of Distribution

We may sell the debt securities in any of three ways:

•	through underwriters or dealers;

•	through agents; or

•	directly to investors.

The prospectus supplement with respect to each series of debt securities will set forth the terms of the offering of the debt securities of such series, including

•	the name or names of any underwriters or agents involved in the offer and sale (only the underwriters or agents as are named in the applicable prospectus supplement are underwriters or agents in connection with the debt securities being offered);

•	the purchase price, the proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	the place and time of delivery of the debt securities; and

•	any securities exchanges on which the debt securities may be listed and any restrictions on the sale and delivery of such debt securities in bearer form, if applicable.

Compensation and Indemnification of Underwriters

In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents that participate in the distribution of debt securities may be considered to be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any compensation that we pay to underwriters, dealers or agents in connection with an offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in the prospectus supplement relating to the debt securities.

We may agree to indemnify the underwriters and agents which participate in the distribution of the debt securities against certain liabilities, including liabilities under the Securities Act of 1933. We also may agree to contribute to the payment of those liabilities and to reimburse them for certain expenses.

Underwriters, dealers or agents participating in the offer or sale of the debt securities, and their associates, may be customers of ours, or may engage in transactions with or perform services for us or one or more of our affiliates, in the ordinary course of business.

Delayed Delivery Arrangements

If stated in a prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us under contracts providing for payment and delivery on a future date. These contracts, which in all cases must be approved by us, may be made with:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other institutions.

The institution’s obligations under the contract will be subject to the condition that the purchase of the debt securities at the time of delivery is not prohibited under the laws of the jurisdiction to which the institution is subject. The underwriters and the other agents will not have any responsibility for the validity or performance of the contracts.

LEGAL OPINIONS

The validity of the debt securities will be passed upon for us by Gary P. Van Graafeiland, our General Counsel. Certain legal matters will be passed on for the underwriters and agents by Sidley Austin Brown & Wood LLP. Mr. Van Graafeiland owns shares of our common stock and has options to purchase additional shares of such stock.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated on their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP given upon the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER	EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration fee	$161,800
Rating agency fees	1,100,000	*
Printing and engraving expenses	18,000	*
Accounting fees and expenses	70,000	*
Legal fees and expenses	200,000	*
Fees and expenses of Trustee	80,000	*
Miscellaneous	50,200	*

Total	$1,680,000	*

*	Estimated

ITEM 15. INDEMNIFICATION	OF DIRECTORS AND OFFICERS.

The registrant is incorporated under the laws of the State of New Jersey.

The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The New Jersey Business Corporation Act further provides that indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgement or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

The Restated Certificate of Incorporation of the registrant provides that to the fullest extent permitted by the New Jersey Business Corporation Act, directors and officers of the registrant shall not be personally liable to the registrant or its shareholders for damages for breach of any duty owed to the registrant or its shareholders.

The registrant’s bylaws provide that to the fullest extent authorized or permitted by law, the registrant shall provide indemnification for all expenses and liabilities incurred by any person who is or was a director, officer, employee or agent of the registrant, or who is or was serving at the request of the registrant as a director, officer, trustee, employee or agent of any other enterprise, or the legal representative of any such person, and who is or was a party to or threatened to be made a party to any proceeding, civil, criminal or otherwise in respect of any past, present or future matter, by reason of the fact that such person is or was serving in any of the foregoing capacities. The registrant’s bylaws further provide that the determination as to whether an applicant has met the standards to entitle him or her to indemnification shall be made by a committee of the registrant’s directors, not less than three, appointed by the Board of Directors for the purpose, none of whom shall be parties to the proceedings, or if there are not at least three directors who are not parties to the proceedings, or if there are three such directors and the Board of Directors so directs, the determination shall be made in a written opinion by independent legal counsel designated by the Board of Directors. The question of indemnification shall not be submitted to shareholders unless so directed by the Board of Directors.

We intend to enter into one or more sales or underwriting agreements, which will include provisions regarding our indemnification and that of our officers and directors by the related agents, dealers or underwriters.

ITEM 16. EXHIBITS.

(1)	Form of Underwriting Agreement, Standard Provisions (Debt) dated as of September 5, 2003

(4)(a)	Indenture, dated as of January 1, 1988, between Eastman Kodak Company and The Bank of New York, as Trustee

(4)(b)	First Supplemental Indenture, dated as of September 6, 1991, between Eastman Kodak Company and The Bank of New York, as Trustee

(4)(c)	Second Supplemental Indenture, dated as of September 20, 1991, between Eastman Kodak Company and The Bank of New York, as Trustee

(4)(d)	Third Supplemental Indenture, dated as of January 26, 1993, between Eastman Kodak Company and The Bank of New York, as Trustee

(4)(e)	Fourth Supplemental Indenture, dated as of March 1, 1993, between Eastman Kodak Company and The Bank of New York, as Trustee

(4)(f)	Form of proposed Debt Security (included in Exhibit (4)(a))

(5)	Opinion of the Senior Vice President and General Counsel of Eastman Kodak Company

(12)	Computation of Ratios of Earnings to Fixed Charges

(23)(a)	Consent of PricewaterhouseCoopers LLP, Independent Accountants

(23)(b)	Consent of the Senior Vice President and General Counsel of Eastman Kodak Company (included in Exhibit (5))

(24)	Power of Attorney (included at page II-4)

(25)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such  post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on the 5th day of September, 2003.

EASTMAN KODAK COMPANY

By	/s/ DANIEL A. CARP

Daniel A. Carp
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Gary P. Van Graafeiland, Lawrence L. Hickey and James M. Quinn, jointly and severally, as such person’s true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and registration statements filed pursuant to Rule 462(b) related to this registration statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 5, 2003.

Signatures	Title

/s/ DANIEL A. CARP Daniel A. Carp	Chairman and Chief Executive Officer and Director (Principal Executive Officer)

/s/ ROBERT H. BRUST Robert H. Brust	Chief Financial Officer and Executive Vice President (Principal Financial Officer)

/s/ ROBERT P. ROZEK Robert P. Rozek	Controller

/s/ RICHARD S. BRADDOCK Richard S. Braddock	Director

/s/ WILLIAM W. BRADLEY William W. Bradley	Director

Signatures	Title

/s/ MARTHA LAYNE COLLINS Martha Layne Collins	Director

/s/ TIMOTHY M. DONAHUE Timothy M. Donahue	Director

/s/ WILLIAM H. HERNANDEZ William H. Hernandez	Director

/s/ DURK I. JAGER Durk I. Jager	Director

/s/ DEBRA L. LEE Debra L. Lee	Director

/s/ DELANO E. LEWIS Delano E. Lewis	Director

/s/ PAUL H. O’NEILL Paul H. O’Neill	Director

/s/ HECTOR DE J. RUIZ Hector de J. Ruiz	Director

/s/ LAURA D’ANDREA TYSON Laura D’Andrea Tyson	Director

EXHIBIT INDEX

Exhibit Number

(1)	Underwriting Agreement, Standard Provisions (Debt) dated as of September 5, 2003

(4)(a)	Indenture, dated as of January 1, 1988, between Eastman Kodak Company and The Bank of New York, as Trustee

(4)(b)	First Supplemental Indenture, dated as of September 6, 1991, between Eastman Kodak Company and The Bank of New York, as Trustee

(4)(c)	Second Supplemental Indenture, dated as of September 20, 1991, between Eastman Kodak Company and The Bank of New York, as Trustee

(4)(d)	Third Supplemental Indenture, dated as of January 26, 1993, between Eastman Kodak Company and The Bank of New York, as Trustee

(4)(e)	Fourth Supplemental Indenture, dated as of March 1, 1993, between Eastman Kodak Company and The Bank of New York, as Trustee

(4)(f)	Form of proposed Debt Security (included in Exhibit (4)(a))

(5)	Opinion of Senior Vice President and General Counsel of Eastman Kodak Company

(12)	Computation of Ratios of Earnings to Fixed Charges

(23)(a)	Consent of PricewaterhouseCoopers LLP, Independent Accountants

(23)(b)	Consent of Senior Vice President and General Counsel of Eastman Kodak Company (included in Exhibit (5))

(24)	Power of Attorney (included at page II-4)

(25)	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York